UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2018

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

6601 Bermuda Road, Las Vegas, Nevada 89119

(Address of principal executive offices) (Zip Code)

(702) 897-7150

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐            Emerging growth company

☐            If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of President and Chief Executive Officer, Appointment of Director and President and Chief Executive Officer

On May 2, 2018, Scientific Games Corporation (the “Company”) announced that Barry L. Cottle will succeed Kevin M. Sheehan as President and Chief Executive Officer of the Company effective as of June 1, 2018 (the “Effective Date”). Mr. Cottle will be appointed to the Company’s Board of Directors (the “Board”) also effective as of the Effective Date. In his role as a director, Mr. Cottle will serve on the Compliance Committee and the Executive and Finance Committee of the Board in the place of Mr. Sheehan. Mr. Sheehan will remain a member of the Board and is expected to continue to provide services to the Company as senior advisor to the President and Chief Executive Officer.

Mr. Cottle, 57, joined the Company in August 2015 and, prior to his appointment as President and Chief Executive Officer, served as the Company’s Chief Executive, SG Interactive. Before joining the Company, Mr. Cottle served as Vice Chairman of Deluxe Entertainment Services Group Inc. while concurrently serving as Senior Vice President of Technology at MacAndrews & Forbes Incorporated where he helped drive digital innovation. Prior to that, he was the Chief Revenue Officer and Executive Vice President — Games for Zynga Inc., where he led corporate and business development, strategic partnerships, distribution, marketing and advertising. Previously, Mr. Cottle served as the Executive Vice President — Interactive for Electronic Arts Inc. for five years. Earlier in his career, Mr. Cottle served as the Founder/Chief Executive Officer of Quickoffice, Inc.; Chief Operating Officer of Palm, Inc.; and Senior Vice President of Disney TeleVentures, a division of The Walt Disney Company dedicated to creating interactive online/TV experiences. Mr. Cottle earned an MBA from Kellogg School of Management at Northwestern University.

Description of Employment Agreement with Mr. Cottle

The Company has entered into an employment agreement (the “Employment Agreement”) with Mr. Cottle. The term of the Employment Agreement begins on the Effective Date and extends through May 31, 2021, subject to automatic extension for an additional year at the end of the term and each anniversary thereof unless timely notice of non-renewal is given by either the Company or Mr. Cottle.

Under the Employment Agreement, Mr. Cottle will receive an annual base salary of $1,750,000 and will have the opportunity to earn 100% of his base salary as incentive compensation (“Target Bonus”) upon achievement of target level performance for a given year and the opportunity to earn 200% of his base salary upon achievement of maximum level performance for a given year. For 2018, Mr. Cottle’s incentive compensation, if earned, will be calculated at a blended rate based on his base salary in effect from January 1, 2018 through the date immediately preceding the Effective Date and his base salary from and after the Effective Date.

In connection with his appointment as President and Chief Executive Officer, the Company will grant to Mr. Cottle in 2018 (i) a special equity award consisting of 300,000 restricted stock units (the “Special RSUs”) and (ii) annual equity awards with a grant date value equal to 250% of Mr. Cottle’s base salary, prorated for the number of days in the calendar year from and after the Effective Date (the “Annual Equity Awards”), consisting of time-vesting restricted stock units, time-vesting stock options and performance-conditioned stock options in equal amounts. The Special RSUs will be granted on or prior to June 11, 2018, with 200,000 of the Special RSUs vesting on the third anniversary of the grant date based on the Company’s achievement of certain Attributable EBITDA targets measured from the Effective Date through May 31, 2021 (the “Performance-Conditioned Special RSUs”) and the remaining Special RSUs (the “Time-Based Special RSUs”) vesting one-third on each of the first three anniversaries of the grant date. The Annual Equity Awards will vest on a four-year vesting schedule, with the vesting dates falling on each of June 1, 2019, 2020, 2021 and 2022, with vesting of the performance-conditioned stock options subject to a similar performance condition as is applicable to the performance-conditioned stock options granted to other members of the Company’s senior executive team on March 30, 2018. Beginning in 2019, Mr. Cottle will be eligible to receive annual equity awards with a grant date value targeted at approximately 250% of his base salary, in the discretion of the Compensation Committee of the Board and in accordance with the Company’s plans and programs for senior executives of the Company.

If Mr. Cottle’s employment is terminated by the Company without “Cause” or by Mr. Cottle for “Good Reason” (as such terms are defined in the Employment Agreement) or if the Company provides Mr. Cottle with a notice of non-renewal of the term of the Employment Agreement, then he would be entitled to receive: (i) a pro rata bonus (if any) for the year of termination; (ii) an amount equal to one times (1X) the sum of his base salary and “severance bonus amount” (generally, an amount equal to the highest annual incentive compensation (if any) paid to Mr. Cottle in respect of the two (2) most recent fiscal years but not more than his Target Bonus for the year of termination); (iii) treatment of his long-term incentive awards as set forth in any applicable award document; and (iv) payment of COBRA premiums for up to 12 months, less the amount of employee contributions for similarly-situated active employees, if Mr. Cottle elects to continue medical coverage under the Company’s group health plan in accordance with COBRA. With respect to the Special RSUs, if Mr. Cottle’s employment is terminated by the Company without Cause or by Mr. Cottle for Good Reason prior to the third anniversary of the grant date, Mr. Cottle will receive a prorated portion of the Performance-Conditioned Special RSUs, based on actual performance (measured as of the 12-month period ending at the last completed calendar quarter), and if such termination occurs on or prior to the first anniversary of the Effective Date, Mr. Cottle will also receive one-third of the Time-Based Special RSUs. If Mr. Cottle’s employment is terminated by the Company without Cause or by Mr. Cottle for Good Reason upon, or within one (1) year after, a “Change in Control” (as such term is defined in the Employment Agreement), then he would be entitled to receive the payments and benefits described above, except that the amount set forth in clause (ii) would be multiplied by two (2).

The Employment Agreement provides for a “best net cutback” in the event any payments or benefits to Mr. Cottle would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

In the event of Mr. Cottle’s death, his beneficiary or estate would be entitled to receive any benefits that may be payable under any life insurance benefit of Mr. Cottle for which the Company pays premiums. In the event Mr. Cottle’s employment is terminated due to his “Total Disability” (as such term is defined in the Employment Agreement), he would be entitled to receive any amounts due under any Company disability policy. In the event of Mr. Cottle’s death or Total Disability, his equity awards will be treated in accordance with the applicable award agreement.

The Employment Agreement also contains, among other things, covenants imposing certain obligations on Mr. Cottle with respect to confidentiality and proprietary information, and restricting his ability to engage in certain activities in competition with the Company, or solicit employees and/or customers of the Company, during his employment and for a period of 12 months after termination.

Item 7.01. Regulation FD Disclosure.

On May 2, 2018, the Company issued a press release announcing that Mr. Cottle will succeed Mr. Sheehan as President and Chief Executive Officer of the Company as of the Effective Date. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01 as well as in Exhibit 99.1 is furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and such information shall not be deemed to be incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated May 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: May 8, 2018	By:	/s/ Michael A. Quartieri
Name: Michael A. Quartieri
Title: Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary